Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-11 of Broadstone Net Lease, Inc. of our report dated February 27, 2020 relating to the Carve-Out Financial Statements of the Acquired Manager of Broadstone Net Lease, Inc. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

August 4, 2020